Exhibit 23.0

Consent of Independent Accountants
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The Board of Directors
Protocol Systems, Inc.

We consent to incorporation by reference in the Registration Statements (Nos. 33-94912, 33-53992,33-66272, 33-74384, 33-81104, 333-17703, 333-
17705, 333-61423, 333-61419, 333-61415, 333-89309, 333-89313 and 333-
89315) on Form S-8 of Protocol Systems, Inc. of our reports dated January 21, 2000, relating to the consolidated balance sheets of Protocol Systems, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related financial statement schedules, which reports appear in the December 31, 1999 annual report on Form 10-K of Protocol Systems, Inc.


/s/ KPMG LLP

March 24, 2000